FORM 8-A12B/A

                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                    REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                       PURSUANT TO SECTION 12(b) OR (g) OF THE
                           SECURITIES EXCHANGE ACT OF 1934

                                  DST SYSTEMS, INC.
                (Exact name of registrant as specified in its charter)


          State of incorporation or organization:  DELAWARE

          I.R.S. Employer Identification No.:  43-1581814

          333 WEST 11TH STREET, KANSAS CITY, MISSOURI              64105
          (Address of principal executive offices)               (Zip Code)

          Securities to be registered pursuant to Section 12(b) of the Act:

               Title of each class           Name of each exchange on which
               to be so registered           each class is to be registered

               COMMON STOCK, PAR VALUE       NEW YORK STOCK EXCHANGE*
               $0.01 PER SHARE               CHICAGO STOCK EXCHANGE

          * Primary exchange for purposes of filings.

               If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ X ]

               If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the
          following box.  [   ]

          Securities Act registration statement file number to which this form relates: 1-14036

          Securities to be registered pursuant to Section 12(g) of the Act:
          Not Applicable

               This   registration   statement  amends   the   Registrant's
          registration statement originally filed October 30, 1995.

                    INFORMATION REQUIRED IN REGISTRATION STATEMENT

          Item 1.  Description of Registrant's Securities to be Registered.

               The  authorized  capital  stock of  DST  Systems,  Inc. (the
          "Company") includes 125,000,000 shares of Common Stock, $0.01 par value per share (the "Common Stock"), of which 49,045,961 shares are outstanding as of the date of this Registration Statement. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, except that stockholders may cumulate their votes in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of the Common Stock may be able to ensure the election of one or more directors. At such times as Kansas City Southern Industries, Inc.'s, a Delaware corporation ("KCSI's") ownership of Common Stock falls below 30 percent of the outstanding shares, the affirmative vote of 70 percent of the voting power of all shares of the Company entitled to vote for the election of directors is required to amend or repeal certain provisions of the Company's Certificate of Incorporation (the "Certificate").

               Certain provisions of the Company's Certificate and Bylaws could be deemed to have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board, and to discourage an unsolicited takeover of the Company if the Board determines that such takeover is not in the best interests of the Company and its stockholders. However, these provisions could have the effect of discouraging certain attempts to acquire the company or remove incumbent management even if some or a majority of stockholders deemed such an attempt to be in their best interests. Insofar as KCSI holds a substantial percentage of the outstanding shares of stock entitled to vote generally in the election of directors (the "Voting Stock") of the Company, the Company is not at present expected to be vulnerable to a takeover without the approval of KCSI.

               The Certificate provides for a classified Board of Directors (the "Board") consisting of three classes, as nearly equal in number as the then authorized number of directors constituting the Board permits. The initial terms of the first class, the second class and the third class are set to expire at the conclusion of the 1996 annual meeting, the 1997 annual meeting, and the 1998 annual meeting of stockholders, respectively. At each annual meeting of stockholders beginning in 1996, successors to the directors whose terms expire at that annual meeting shall be elected for a three-year term, with each director to hold office until a successor has been duly elected and qualified. As a result, approximately one-third of the Board will be elected each year.

               The Certificate also includes certain provisions that do not take effect unless KCSI ceases to own 30 percent or more of the Company's Voting Stock (the "Ownership Threshold"). The Certificate provides that if KCSI drops below the Ownership Threshold, stockholders may remove a director for cause only upon the affirmative vote of 70 percent of the Voting Stock. This provision, combined with the provisions of the Certificate authorizing the Board to fill vacant directorships, precludes a stockholder from removing incumbent directors without cause and simultaneously gaining control of the Board by filling the vacancies created by such removal with its own nominees. The Certificate also provides that if KCSI drops below the Ownership Threshold, the affirmative vote of 70 percent of the Voting Stock is required to amend the Company's Bylaws, to amend certain provisions in the Company's Certificate and to enter into certain business combinations with a stockholder that directly or indirectly owns 10 percent or more of the Company's Voting Stock. Finally, if KCSI drops below the Ownership Threshold, any action by the stockholders of the Company may not be effected by written consent in lieu of a duly called annual or special meeting.

               The Bylaws establish an advance notice procedure for the nomination, other than by or at the direction of the Board, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. Notice must be received by the Company not less than 60 days prior to the annual meeting and must contain certain specified information concerning the persons to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. The Bylaws and Certificate also provide that special meetings of stockholders of the Company may be called only upon the resolution of a majority of the entire Board.

               The  Certificate provides that  the Board when  evaluating a tender offer, merger or offer to purchase all, or substantially all, of the assets of the Company made by another party may consider expanded factors, including certain social and economic effects of the proposed transaction. The Certificate also provides for expanded indemnification of directors and officers of the Company and limits the liability of directors of the Company. The Company shall indemnify each person who is or was an officer or director of the Company, or was serving as an officer or director to any other company at the request of the Company, to the fullest extent permitted under the Delaware General Corporation Law against all expenses, liability and loss reasonably incurred by such director or officer in any legal proceeding to which such person is made or is threatened to be made a party. Such right to indemnification includes the right to advancement of expenses incurred by such person prior to final disposition of the proceeding, provided that if the Delaware General Corporation Law requires, such director or officer shall provide the Company with an undertaking to repay all amounts so advanced if it shall ultimately be determined by  final judicial
          decision that such person is not entitled to be indemnified for such expenses. The Certificate gives such officer or director the right to bring suit against the Company if such advancement of expenses is not paid by the Company within the period set forth in the Certificate. The Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

               Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available therefor. Such dividends shall not be cumulative. However, the Company currently intends to retain its earnings for use in its business and therefore does not anticipate paying any cash dividends in the foreseeable future. Holders of Common Stock are entitled to receive, pro rata, all assets of the Company available for distribution to such holders upon liquidation.

               Holders of Common Stock have no preemptive, sinking fund or redemption rights and have no rights to convert their Common Stock into any other securities. All of the outstanding shares of Common Stock are fully paid and nonassessable.

               The Company, in its Certificate, reserves the right to amend or repeal any provision contained in the Certificate in the manner prescribed by Delaware law, and all rights conferred upon stockholders are granted subject to this reservation. The rights, preferences and privileges of holders of Common Stock will be subject to and may be adversely affected by the rights of holders of shares of any series of preferred stock that the Company may designate and issue in the future.

               The Company and KCSI have agreed to certain restrictions on the sale of Common Stock. The outstanding shares of Common Stock which are held by KCSI are deemed "restricted securities."

               The Company and State Street Bank and Trust Company will serve as co-transfer agents and State Street Bank and Trust Company will serve as registrar for the Common Stock. The Company owns approximately 3.6 percent of the common stock of the parent of State Street Bank and Trust Company.

          Item 2.  Exhibits.

               99.1 The Company's  Amended Certificate of  Incorporation as
                    restated  August 31, 1995, which is attached as Exhibit
                    3.1 to the Company's registration statement on Form S-1, as amended (Commission file no. 33-96526) (the "Registration Statement") is hereby incorporated by reference as Exhibit 99.1.

               99.2 The  Company's Amended and  Restated By-laws as adopted
                    August 28, 1995, which are attached as Exhibit 3.2 to the Company's Registration Statement, are hereby incorporated by reference as Exhibit 99.2.

               99.3 The  Registration Rights  Agreement  dated October  24,
                    1995, between the Company and Kansas City Southern Industries, Inc. ("KCSI"), which is attached as Exhibit
                    4.1 to the Company's Registration Statement, is hereby incorporated by reference as Exhibit 99.3.

               99.4 The  specimen stock  certificate, which is  attached as
                    Exhibit 4.2 to the Registration Statement, is hereby incorporated by reference as Exhibit 99.4.

               99.5 The Certificate of Designations dated October 16, 1995, establishing  the  Series  A  Preferred  Stock  of  the
                    Company, which is attached as Exhibit 4.3 to the Company's Registration Statement, is hereby incorporated by reference as Exhibit 99.5.

               99.6 The  Summary of the preferred stock purchase rights set forth in the Company's Form 8-A dated November 15, 1995, as amended (Commission file no. 1-14036) and the related Rights Agreement dated as of October 6, 1995, between the Company and State Street Bank and Trust Company, as rights agent, which is attached as Exhibit
                    4.4 to the Company's Registration Statement, are hereby incorporated by reference as Exhibit 99.6.

               99.7 The  Registration Rights  Agreement  dated October  31,
                    1995, between the Company and UMB Bank, N.A. as trustee of the Company's Employee Stock Ownership Plan ("UMB"), which is attached as Exhibit 4.5 to the Company's annual report on Form 10-K for the year ended December 31, 1995, (Commission file no. 1-14036), is hereby incorporated by reference as Exhibit 99.7.

                                      SIGNATURE

               Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


          Date: January 9, 1998

                                        DST SYSTEMS, INC.

                                        By: /s/ Robert C. Canfield, Senior
                                            Vice President, General Counsel
                                            and Secretary